Exhibit 99.1

REDWOOD SHORES, Calif., Sep 11, 2006 (BUSINESS WIRE) -- PureDepth(TM), Inc. (OTC: PDEP), a global leader in next-generation display technologies and the pioneer of Multi-Layer Display (MLD(TM)) technology, today announced the appointments of technology veterans John Floisand, formerly a top senior executive at Apple Computer (NASDAQ: AAPL) and Thomas L. Marcus, formerly a top senior executive at Broderbund Software - the publisher of The Print Shop, Myst and many other best-selling titles, to its board of directors.

"Tom Marcus and John Floisand both bring over twenty years of industry experience and a tremendous amount of knowledge to our board, and will be key resources as we continue to grow the company both domestically and internationally," said David Hancock, Chairman for PureDepth. "As our proprietary PureDepth technology continues to make its way to numerous markets in a range of exciting applications, we are pleased to be able to attract the caliber and talent of both Mr. Marcus and Mr. Floisand."

Mr. Floisand is currently President and CEO of Zytron Holdings International as well as the President of PremiTech, a global leader in end-user based IT management tools and technologies. "The PureDepth technology is one of the most exciting technologies I've seen since the ground-breaking days at Apple," said John Floisand. Previously, Mr. Floisand held the titles of CEO and President at leading technology firms such as Personic and Borland, and held other senior management titles at major technology firms including Apple Computer. During his 12-year tenure at Apple, Mr. Floisand began as director of sales in the United Kingdom and went on to serve as VP, SVP and President for the company's Asia/Pacific division, which grew dramatically during his tenure.

Mr. Marcus presently serves as Executive Director of Newforth Partners, an M&A investment bank based in San Mateo, California. Previously, Mr. Marcus was the CEO of Everyone.net, a hosted services e-mail company, for three years. Mr. Marcus also held executive positions at Flycast Communications, which went public in 1999 and was sold to CMGI in 2000 for $2.3 billion. "PureDepth's multi-level display technology is ready for numerous market applications. When I first saw a demonstration of the PureDepth technology in the spring of 2005, I was amazed at the visual effects," said Mr. Marcus. "I'm delighted to be joining the Company at such an exciting time." During his tenure as VP of Business Development and General Counsel at Broderbund, Mr. Marcus led the company's successful 1991 IPO, ran Broderbund's affiliate labels division and also oversaw the company's international division.

At the same time, PureDepth announced that it has been awarded three patents for its technology, bringing the Company's total number of patents worldwide to 42. The new patents are as follows:

-- Australian Patent No. 2003213467 covers the base PureDepth technology: A multi-layered display, where two screens are arranged in a stacked arrangement. A diffuser is located between the screens to prevent the observation of an interference pattern by an observer.

-- New Zealand Patent No. 526028 covers the backlighting system for PureDepth display screens: A power distribution system for at least one light source within a display apparatus.

-- Mexican Patent No. 234895 covers the base PureDepth technology in Mexico (see above).

PureDepth technology is an LCD layered, multi-dimensional (using real depth between two or more LCD panels) viewing innovation that enables users to simultaneously view two separate fields of data on one monitor. By overlaying two more separate image planes within a single monitor, PureDepth technology provides true depth of vision that significantly enhances the visual experience with faster response to time-critical data and better assimilation and comprehension of data of any kind.

About PureDepth

PureDepth is an innovative technology company transforming the visual display experience by delivering award-winning display technology. Backed by 42 approved patents, this breakthrough in visualization is the first display technology that provides actual depth. The Company has, among others, a manufacturing license agreement with DRS Technologies, and a sales, marketing and distribution license agreement with Sanyo Corporation in Japan and business in medical, financial and consumer markets. Founded in 1999, the Company is headquartered in Redwood Shores, California, with an engineering center located in New Zealand.

Forward-Looking Statements

This press release contains certain statements that are "forward-looking statements" and includes, among other things, discussions and disclosures of the company's expectations for the use of its technology in mobile handheld devices, the ability of 3D applications to be enabled for use with PureDepth's technology, and the likelihood of any resulting products to become widely accepted by the marketplace, (as well as the extent of the Company's patent portfolio.) Words such as, but not limited to, "may," "likely," "anticipate," "expect" and "believes" indicate forward-looking statements. Although PureDepth believes that the expectations reflected in these forward-looking statements are generally reasonable, it can give no assurance that such expectations will ultimately prove to be correct or materialize. All phases of PureDepth's business and operations are subject to a number of uncertainties, risks and other influences, most of which are outside its control, and any one or combination of which could materially and adversely affect the results of the Company's operations, and whether any forward-looking statements contained herein ultimately prove to be accurate. Information regarding such risks and uncertainties can be found in the Company's most recently filed annual report on 10-KSB and other filings that have been made with the SEC.

PureDepth is a registered trademark of PureDepth, Inc. All other trademarks and registered trademarks are the property of their respective owners, without intent to infringe.